Exhibit 12

                                       6 Months Ended    12 Months Ended                       12 Months Ended
                                       ---------------------------------------------------------------------------------------------
                                           Jun. 30          Jun. 30       Dec. 31,    Dec. 31,    Dec. 31,    Dec. 31,   Dec. 31,
                                             2004             2004          2003        2002        2001        2000       1999
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                                                                        - Thousands of Dollars -
Fixed Charges:
  Interest on Long-Term Debt                   $ 37,638         $ 75,838    $ 76,585    $ 65,620    $ 68,678   $ 75,076    $ 78,220
  Other Interest (1)                                554            1,495       1,820         273         441        211       1,696
  Interest on Capital Lease Obligations          40,086           82,612      84,053      87,783      90,506     92,815      82,414
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Total Fixed Charges                              78,278          159,945     162,458     153,676     159,625    168,102     162,330

Net Income                                       18,811           74,842     128,913      55,390      77,778     52,762      76,371

Less:
   Extraordinary Income & Accounting Change -
       Net of Tax                                     -                -      67,471           -         470          -      22,597
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Net Income from Continuing Operations            18,811           74,842      61,442      55,390      77,308     52,762      53,774

Add (Deduct):
  (Income) Losses from Equity Investees (2)         (42)             (67)        (76)         17         700      1,543           -
  Income Taxes                                   16,915           32,058      21,090      36,434      57,545     27,610      24,249
  Total Fixed Charges                            78,278          159,945     162,458     153,676     159,625    168,102     162,330
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Total Earnings before Taxes
and Fixed Charges                             $ 113,962        $ 266,778   $ 244,914   $ 245,517   $ 295,178  $ 250,017   $ 240,353
====================================================================================================================================

Ratio of Earnings to Fixed Charges                1.456            1.668       1.508       1.598       1.849      1.487       1.481

(1)  Excludes recognition of Allowance for Borrowed Funds Used During
     Construction.
(2)  Truepricing and Inncom (income) losses.